Exhibit 99.1

FOR IMMEDIATE RELEASE	VGF STRENGTH. PERFORMANCE. INNOVATION.

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Second Quarter 2007 Results

FREMONT, Calif., Aug. 1, 2007 — AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates today reported financial results for the second quarter ended June 30, 2007.  The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Second Quarter 2007 Results

Revenue for the second quarter of 2007 was $13.6 million, compared with $12.5 million in the first quarter of 2007, and $10.4 million in the second quarter of 2006.  Total gallium arsenide (GaAs) substrate revenue was $9.3 million for the second quarter of 2007, compared with $8.8 million in the first quarter of 2007, and $8.1 million in the first quarter of 2006.  Specifically, 6-inch diameter wafer sales were $2.8 million for the second quarter of 2007 compared with $3.3 million in the first quarter of 2007, and $3.0 million in the second quarter of 2006.  The continued decrease in 6-inch diameter wafer sales from the prior quarter was primarily due to the delay in BIFET qualifications of certain customers.  However, the majority of the BIFET qualifications was completed by the end of the second quarter.

Indium phosphide (InP) revenue was $660,000 for the second quarter of 2007, compared with $518,000 in the first quarter of 2007, and $613,000 in the second quarter of 2006.  Germanium (Ge) substrate revenue was $402,000, compared with $541,000 in the first quarter of 2007, and $169,000 in the second quarter of 2006.  Sales of raw materials, primarily 99.99 percent pure gallium, were $3.3 million in the second quarter of 2007, compared with $2.6 million in the first quarter of 2007, and with $1.4 million in the second quarter of 2006.  The increase in raw material sales is the result of our selling to new European customers, as well as the increase in raw materials pricing, particularly average sales price for raw gallium.

Gross margin was 36.9 percent of revenue for the second quarter of 2007.  This included a benefit from the sale of approximately $387,000 in fully reserved wafers, which positively affected the quarterly gross margin by 2.8 percentage points.  By comparison, gross margin in the first quarter of 2007 was 43.2 percent, including a benefit from the sales of approximately $785,000 in fully reserved wafers, which positively affected first quarter gross margin by 6.3 percentage points.  Gross margin in the second quarter of 2006 was 26.6 percent, including a benefit from the sale of approximately $802,000 in fully reserved wafers, which positively affected the quarterly gross margins by 7.7 percentage points.

4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

Operating expenses were $3.6 million in the second quarter of 2007, which included a bad debt expense of $574,000 partially offset by a recovery of an impairment on assets held for sale of $481,000, compared with operating expenses of $4.2 million in the first quarter of 2007, and operating expenses were $4.4 million in the second quarter of 2006.

Income from operations for the second quarter of 2007 was $1.4 million, compared with income from operations of $1.2 million for the first quarter of 2007, and a loss from operations of $1.7 million for the second quarter of 2006.

Net interest and other income (expense) for the second quarter of 2007 was an expense of $47,000 compared with income of $213,000 for the first quarter primarily due to foreign exchange losses and; net interest and other income (expense) for the second quarter of 2006 was income of $925,000, primarily due to a gain on sale of Finisar stock of $1.0 million.

Net income in the second quarter of 2007 was $1.2 million or $0.04 per diluted share.  By comparison, in the first quarter of 2007 we reported net income of $1.3 million or $0.04 per diluted share.  Net loss in the second quarter of 2006 was $(876,000), or $(0.04) per diluted share.

Management Qualitative Comments

“This has been a very interesting and gratifying quarter for AXT,” said Phil Yin, chief executive officer.  “Shortages in gallium raw material and increasing interest in emerging applications such as photovoltaics are illuminating the unique competitive positioning that AXT is likely to benefit from over the next several years. After an industry wide pause to complete BIFET qualifications and digest some excess inventory, we are poised for renewed growth in our 6 inch products.  Demand is returning across all areas of our core GaAs business and we are completing several strategically important qualifications that will begin to generate revenue in the second half of the fiscal year.  Further, we are very pleased to report that our strategy to vertically integrate our raw material needs has not only proven to be very effective in regards to raw materials pricing and volume, it has clearly become a major differentiator in our industry; and, coupled with our diverse and unique product portfolio, extensive manufacturing capabilities and strong execution, has resulted in significant advantages for our customers and our shareholders.”

Outlook for Third Quarter, Ending September 30, 2007

AXT estimates revenue for the third quarter will increase to between $14.0 million and $14.6 million. The company estimates that net income per diluted share will be between $0.04 and $0.06, which takes into account stock compensation expense of approximately $100,000 and our diluted weighted average share count of approximately 31.2 million shares.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. PT. The conference call can be accessed at (973) 935-2402 (PIN 8890680). The call will also be simulcast on the Internet at http://www.axt.com. Replays will be available at (973) 341-3080 until August 8, 2007. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call.  Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

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About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to the future financial performance of the company and our ability to continue growth, maintain profitability, control costs and improve efficiency, as well as relating to improvements in our manufacturing costs, improvements in our competitive position and our technology development.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to the impact of customer qualification of our products, new opportunities for our China joint ventures, improvements in our production processes, product quality and yields, cost and supply of raw materials, the impact of technology developments providing new markets for GaAs and Ge substrates, overall conditions in the markets in which the company competes as well as market conditions and trends; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue	$13,639	$10,355	$26,165	$18,826
Cost of revenue	8,607	7,596	15,728	14,557
Gross profit	5,032	2,759	10,437	4,269

Operating expenses:
Selling, general and administrative	3,743	3,853	7,446	7,083
Research and development	348	571	808	1,105
Recovery of impairment on assets held for sale	(481)	—	(481)	—
Restructuring benefit	—	—	—	(2)
Total operating expenses	3,610	4,424	7,773	8,186
Income (loss) from continuing operations	1,422	(1,665)	2,664	(3,917)
Interest income, net	225	111	449	239
Other income (expense), net	(272)	814	(283)	1,052
Income (loss) from continuing operations before provision for income taxes	1,375	(740)	2,830	(2,626)
Provision for income taxes	162	138	273	456
Income (loss) from continuing operations	1,213	(878)	2,557	(3,082)
Discontinued operations:
Gain from discontinued operations, net of tax	—	2	—	3
Net income (loss)	$1,213	$(876)	$2,557	$(3,079)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.04	$(0.04)	$0.08	$(0.14)
Gain (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss) per share - basic	$0.04	$(0.04)	$0.08	$(0.14)
Shares used in computing basic income (loss) per share	29,943	23,052	29,871	23,019

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.04	$(0.04)	$0.08	$(0.14)
Gain (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss) per share - diluted	$0.04	$(0.04)	$0.08	$(0.14)
Shares used in computing diluted income (loss) per share	31,142	23,052	31,233	23,019

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2007	2006
Assets:
Current assets
Cash and cash equivalents	$15,416	$16,116
Short-term investments	18,262	19,428
Accounts receivable, net	9,882	9,658
Inventories, net	24,953	20,263
Prepaid expenses and other current assets	4,121	3,985
Assets held for sale	5,140	4,659
Total current assets	77,774	74,109

Property, plant and equipment, net	14,814	12,775
Other assets	4,843	4,298
Restricted deposits	6,850	7,150

Total assets	$104,281	$98,332

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$2,141	$3,764
Accrued liabilities	3,761	3,536
Current portion of long-term debt	450	450
Total current liabilities	6,352	7,750

Long-term debt, net of current portion	6,456	6,839
Other long-term liabilities	2,592	2,543
Total liabilities	15,400	17,132

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	185,018	180,965
Accumulated deficit	(101,275)	(103,832)
Other comprehensive income	1,606	535
Total stockholders’ equity	88,881	81,200

Total liabilities and stockholders’ equity	$104,281	$98,332